 Exhibit 99.1

Codorus Valley Bancorp, Inc. Announces
Redemption of SBLF Funding

FOR IMMEDIATE RELEASE -- York, Pennsylvania -- February 19, 2016

Codorus Valley Bancorp, Inc. (Company) (NASDAQ: CVLY), holding company of PeoplesBank, a Codorus Valley Company (PeoplesBank), announced that on February 18, 2016, it completed the redemption of the remaining $12 million of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), that had been issued to the United States Department of the Treasury in August 2011 in connection with the Company’s participation in the Small Business Lending Fund (“SBLF”) program. The Company funded the $12 million redemption using proceeds raised in its recently completed public offering of common stock. The Company’s original SBLF Program participation was $25 million, and $13 million was previously redeemed in May of 2014.

Chairman, President and CEO Larry J. Miller commented, “The SBLF program provided us additional capital, at a reasonable cost, which successfully supported our expanding small business lending efforts at PeoplesBank. However, the SBLF Program costs were going to increase significantly at the end of this month. This past December, we raised $32 million (net) from a common stock offering to both fund this $12 million SBLF redemption and to provide $20 million of new capital to support our ongoing loan growth and future franchise expansion. With our SBLF Program redemption now fully complete, the United States government no longer maintains an ownership stake in our Company.”

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. The Company primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-five financial centers located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information about the Company can be found on the internet at www.peoplesbanknet.com. The Company’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-Looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this press release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this press release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO
717-747-1500
lmiller@peoplesbanknet.com